Exhibit 10.1
FIRST AMENDMENT TO THE
HERITAGE DISTILLING HOLDING COMPANY, INC.
2024 EQUITY INCENTIVE PLAN

This First Amendment (the “Amendment”) to the Heritage Distilling Holding Company, Inc., a Delaware corporation (the “Company”), 2024 Equity Incentive Plan (the “Plan”) as adopted by the unanimous approval of the members of the Board of Directors of the Company (the “Board”) upon the recommendation of the Compensation Committee (the “Committee”) of the Board, amends the Plan as set forth herein, effective as of the date ratified and approved by the stockholders of the Company set forth at the end of this Amendment (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan..

WHEREAS, the Plan, as adopted by the Board, ratified and approved by the stockholders of the Company, and becoming effective on November 25, 2024, was adopted as the equity compensation plan of the Company to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of Awards to attract, motivate, retain and reward selected employees and other eligible persons; and

WHEREAS, the Plan had, as of the date of its adoption, an Overall Share Limit of 2,500,000 shares of the Company’s Common Stock; and

WHEREAS, the Committee, both in its capacity as Administrator and in furtherance of its responsibility to oversee the compensation and equity incentive practices, plans, and procedures of the Company, has been tasked with the oversight and administration of the Plan; and

WHEREAS, the Committee, having considered the Company’s issuance of Awards since the Plan became effective, has determined to adopt this First Amendment to the Plan to increase the number of shares of Common Stock available for issuance under the Plan by 2,500,000 additional shares of Common Stock, for a total of 5,000,000 Shares.

NOW, THEREFORE, as approved by the Board upon the recommendation of the Committee as of May 30, 2025 and as approved by the stockholders of the Company as of the date listed below, this First Amendment to the Plan is hereby adopted and approved in all respects. Accordingly, pursuant to this First Amendment, the Plan is hereby amended as follows:

1.    As of the Effective Date, Section 4.1 of the Plan is hereby amended by deleting it in its entirety and is replaced with the following:

“4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of shares of Common Stock that may be issued under the Plan shall be five million (5,000,000) shares (the “Overall Share Limit”), provided, however, that the Overall Share Limit shall not include Stock Appreciation Rights units in which the Award Grant of such units are paid out in cash at the time of exercise rather than in actual Shares of stock. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.”

2.    Except as specifically set forth in this First Amendment, no provision of the Plan is changed, and the Plan is hereby ratified in its entirety and shall remain in full force and effect.

As adopted by the Board of Directors on May 30, 2025
 As adopted by the Stockholders on June 24, 2025